Exhibit 99.1

[Harbor Global Company Ltd. letterhead]

FOR IMMEDIATE RELEASE	CONTACT: Donald H. Hunter
617-878-1600

HARBOR GLOBAL COMPANY LTD. REPORTS EARNINGS FOR THE

QUARTER ENDED JUNE 30, 2003

Boston, Massachusetts, August 6, 2003. Harbor Global Company Ltd. (“Harbor Global” or the “Company”) (OTC BB:HRBG) reported net income of $2.7 million ($0.48 per share) on revenues of $2.9 million in the second quarter of 2003 compared with net income of $1.0 million ($0.18 per share) on revenues of $2.9 million for the second quarter of 2002. The $1.7 million increase in income was attributable principally to a $1.1 million increase in realized portfolio gains from the Russian real estate management and investment management operations and a gain of $0.9 million recorded on the sale to HSBC Bank USA (“HSBC”) of the Company’s right to receive supplemental payments from Ashanti Goldfields Teberebie Limited (“Ashanti”) associated with the sale by Pioneer Goldfields II Limited, a wholly-owned subsidiary of the Company, of its gold mining operations in Ghana during 2000. These gains were offset partially by a $0.2 million increase in management fees paid to Calypso Management LLC (“Calypso Management”) in accordance with the distribution to shareholders during the second quarter of 2003.

For the six months ended June 30, 2003, the Company reported net income of $4.5 million ($0.80 per share) compared with net income of $2.0 million ($0.36 per share) for the first half of 2002. Net income from continuing operations was $4.5 million ($0.80 per share), an increase of $2.9 million compared with net income from continuing operations of $1.6 million ($0.28 per share) during the first six months of 2002. The increase was attributable primarily to a $1.3 million gain from the early settlement of the Company’s note payable to Pioneer Investment Management USA Inc., higher realized portfolio gains of $1.2 million from the Russian real estate management and investment management operations and a $0.9 million gain recorded in connection with the sale to HSBC of the Company’s right to receive supplemental payments from Ashanti. These increases were offset by management fees paid to Calypso Management of $0.6 million associated with the second quarter 2003 distribution to shareholders. Income from discontinued timber operations for the six months ended June 30, 2002 was $0.4 million ($0.08 per share).

HARBOR GLOBAL COMPANY LTD.

All amounts except per share are in millions of U.S. dollars	Second Quarter		Six Months Ended June 30
	2003	2002	2003	2002
Revenues	$2.9	$2.9	$6.2	$5.9

Earnings	$2.7	$1.0	$4.5	$2.0
— Continuing Operations	2.7	1.0	4.5	1.6
— Discontinued Operations	—	—	—	0.4
Per Share Earnings	$0.48	$0.18	$0.80	$0.36
— Continuing Operations	0.48	0.18	0.80	0.28
— Discontinued Operations	—	—	—	0.08

Segment Information
Revenues
Russian Real Estate Management and Investment Management	$2.6	$2.4	$5.1	$4.7
Real Estate Management	0.2	0.2	0.5	0.4
Other	0.1	0.3	0.6	0.8

Segment Profit (Loss)
Russian Real Estate Management and Investment Management	$2.1	$1.2	$3.1	$1.6
Real Estate Management	(0.2)	(0.3)	(0.5)	(0.5)
Other	0.8	0.1	1.9	0.5

This press release, as well as future oral and written statements of Company management, contains forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on currently available information and management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed herein. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statement include, but are not limited to, the following: economic, political and regulatory stability in Russia and other emerging markets in which the Company operates; the success of our Russian real estate management operations; the Company’s limited history as an independent company; and the Company’s ability to retain key officers and managers. Additional information concerning potential factors that could affect future financial results is detailed from time to time in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission.